Exhibit 99.1

Universal Biosensors, Inc.

ABN 51 121 559 993

1 Corporate Avenue

Rowville Victoria 3149

Australia

Telephone: +61 3 9213 9000

Facsimile:  +61 3 9213 6490

Email:         info@universalbiosensors.com

www.universalbiosensors.com

2 March 2016

Universal Biosensors Appoints David Hoey as Non-Executive Director

Universal Biosensors, Inc. (ASX: UBI) today announced the appointment of Mr. David Hoey as an independent non-executive director to the Board of Universal Biosensors (UBI). This appointment forms part of the board renewal process which has occurred over recent years.

Mr. Hoey has more than 25 years’ experience in technology financing and commercialization. David is a US-based director and his primary expertise is in business development, strategic planning, market development, corporate partnering and financings for medical technologies, diagnostics and drug development.

David is currently the chief executive officer and a director of Vaxxas Pty Ltd, a Brisbane-based company that is developing and commercializing a novel vaccine delivery technology - the Nanopatch™. He also serves as an advisor to the US-based Healthcare Ventures LLC and during his career, has worked in management and leadership roles in molecular diagnostics assays and platforms, analytical instrumentation and the preclinical development of small molecule and biologic therapeutics. Mr. Hoey has served in a number of business development roles in the healthcare industry internationally.

“David’s skills and experience will be invaluable to the optimisation of UBI value through his detailed knowledge of the diagnostics industry and his insights in new product commercialisation.” said UBI Chairman, Mr Andrew Denver. “We will benefit from his strong background in medical technology and corporate development. We look forward to his contribution to UBI.”

As previously announced, following the retirement of Paul Wright with effect from 10 March 2016, Andrew Denver will assume an interim role as Executive Chairman during which time he will no longer be considered an independent director. As a result, at the request of the Board, Denis Hanley, who had previously flagged his intention to retire from the Board, will continue to serve as a non-executive director for an interim period to ensure the effective operation of the Board and its sub-committees.

Ends

Enquiries:

Andrew Denver +61 3 9213 9000

About Universal Biosensors

For additional information in relation to Universal Biosensors, refer to

http://www.universalbiosensors.com.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Under applicable United States securities laws all of the shares of our common stock are “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (Securities Act). Restricted securities may be resold in the public market to United States persons as defined in Regulation S only if registered for resale or if they qualify for an exemption from registration under the Securities Act. We have not agreed to register any of our common stock for resale by security holders.